Exhibit 99.1

    Microvision Reports Second Quarter Revenue of $4.5 Million


    BOTHELL, Wash.--(BUSINESS WIRE)--Aug. 12, 2003--

   $5.1 million in new contract awards, product developments and key technology achievements highlight second quarter activity

    Microvision, Inc. (Nasdaq:MVIS), a leader in light scanning technologies, today reported financial results for the second quarter of 2003. Revenue for the three months ended June 30, 2003 was $4.5 million compared to $4.7 million for the same period in 2002. Revenue for the six months ended June 30, 2003 was $8.0 million compared to $8.5 million for the same period last year. Revenue in the second quarter of 2003 was derived from ongoing work on development contracts with U.S. military and commercial customers, sales of the Flic(TM) Laser Bar Code Scanner, sales of the Nomad(TM) Augmented Vision System, and development contracts at its subsidiary, Lumera. Revenue from development contracts with U.S. government agencies was $2.7 million, revenue from commercial contracts was $1.6 million and revenue from product sales was $146,000.
    The net loss for the three months ended June 30, 2003 was $6.7 million or $.38 per share compared to the net loss of $6.6 million or $.49 per share for the same period in 2002. The net loss for the six months ended June 30, 2003 was $14.1 million or $.83 per share compared to the net loss of $14.9 million or $1.12 per share. For the six months ended June 30, 2003, net cash used in operating activities was $14.4 million compared to $15.1 million for the same period in 2002.
    The company, including Lumera, ended the quarter with $11.8 million in cash, cash equivalents and investment securities and a contract backlog of $3.4 million.
    "The second quarter was a strong quarter for us, with solid financial results and the achievement of a number of very important milestones," said Microvision CEO Rick Rutkowski. "Contract revenue grew sequentially in the second quarter, reflecting higher government contract work and a continued strong level of commercial contract work. The gross profit margin continued to be strong, with this quarter's margin again exceeding 50%. In addition, the second quarter included several important milestones, such as key deliveries to Canon and BMW and, most notably, the completion of a successful field trial with Honda that subsequently led to a non-binding letter of intent to purchase 3,800 units of our next generation Nomad display as announced by the company on July 31, 2003. We also reported the demonstration of a laser-scanning camera and the development and demonstration of a new microscanner engine that can enable significant improvements in cost, package size, power consumption and reliability across the range of the company's display and imaging products. This is a breakthrough that is particularly important for the development of affordable miniature display solutions for consumer electronic products such as digital still cameras and camcorders.
    "Contract awards in the second quarter were quite strong, with new awards totaling $5.1 million from both government and commercial customers. We continue to build the order pipeline for Flic and expect significantly higher Flic sales in the third quarter. However, our preliminary outlook for the third quarter suggests that total revenue may fall below the $4.2 million that we reported in the same quarter in 2002. This short-term variability is due to uncertainty regarding the timing of new contracts some of which are currently under negotiation. We are, however, actively pursuing several outstanding contract bids that could increase our revenue outlook for the third quarter.
    "We believe that our recent letter of intent from Honda sets the stage for substantial growth in product revenue in 2004. We have begun marketing the next generation Nomad display to additional customers in the automotive segment as well as in other markets. We have been asked to conduct a field trial for automotive maintenance with another well-known truck and automaker later this month. We have recently completed a field trial with a military customer where the Nomad's performance was well received. We plan to build on our early success and potential order with Honda with the aim of creating a significant backlog of orders for the Nomad system during the second half of this year.
    "Our letter of intent with Honda is one of the most significant events of the year for Microvision. We believe that the initial indication of 3,800 units represents only a portion of Honda's potential requirements and that the automotive maintenance and repair market is potentially a very large market for us. Worldwide there are nearly 1.4 million technicians that cover a broad range of automotive and related services, with 1.1 million of those already having access to online digital repair information. As a consequence, we believe that we can address a substantial early adopter segment in this market with the product currently in development.
    "Our marketing effort for the Flic bar code scanner continues to focus on developing our distribution channel, increasing end-user product awareness and development of our sales organization. We have also completed several improvements to the product and have scheduled others in order to support a wider range of connectivity options and extend the product's reach in the market. We have now signed 22 distribution agreements, including our recent agreement with MobilePlanet to market both Flic and our soon-to-be-launched cordless bar code scanner. We continue to have a large number of sales proposals outstanding and we believe that we will begin to see meaningful order flow later this year and significant growth in sales and revenue through 2004. We expect to announce the launch of our Flic cordless bar code scanner very soon. Market interest in this product has been strong and we expect to attract one or more launch customers for this unique product.
    "We continue to advance discussions with a number of the world's leading consumer electronics companies relating to a range of products, including electronic viewfinders for digital cameras and camcorders and displays for gaming and entertainment applications. Each of these represents a significant potential market opportunity and we are encouraged with the rapid progress we are making to initiate customer partnerships to pursue these markets. We continue to make excellent progress toward establishing a manufacturing partner for high volume production of our low-cost display engine for consumer applications.
    "We held our first public demonstration of our laser scanning camera at our shareholder's meeting in June. The image quality of this prototype camera is exceptional and we are working toward developing partnerships to accelerate product development for a variety of applications that utilize miniature cameras, including medical and biomedical imaging, 2D bar code scanning, and machine vision.
    "Development work on automotive displays continues to progress rapidly toward the product development phase for a number of potential applications. In early July, we were awarded a contract by the Electronics Research Lab of Volkswagon of America to develop an advanced prototype display that will be installed in an experimental automobile later this year. We look forward to reporting in more detail the specific application. We also continue to work toward obtaining a design win from BMW and a leading Tier 1 automotive supplier to provide certain automotive displays for the 2006 model year, which would mean higher development revenue for 2004 and leading to product revenue in late 2004 and beyond.

    New Developments

    "We completed the first phase development contract with a major Asian manufacturer of printers and office equipment to design a new scanning engine for high-speed laser printers. The customer was very happy with the results and we are now in active discussions to continue this development project into a second phase.
    "We continue to develop and evaluate both wearable and handheld product concepts for mobile and cellular communications under contract to one of the world's leading wireless network operators. We are seeing renewed interest in this product category as new portable media products emerge from a variety of the world's leading technology companies.
    "We are enthusiastic about new product directions that Lumera is working on based on its platform materials technology. The company was awarded two new development contracts in the second quarter and we are pleased with the excellent progress Lumera is making on its technology and products.
    "We are very pleased with Microvision's progress and its future prospects on multiple fronts. The company continues to pursue high-growth market opportunities and is rapidly developing new products to expand our product pipeline."

    Conference Call

    Microvision will host a conference call to discuss its second quarter of 2003 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing (800) 299-8538 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial (617) 786-2902. The passcode number is 10193863. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 11:00 p.m. ET August 19, 2003 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The conference passcode is 24187278. Also, a replay of the conference call will be available on the company's web site.

    About Microvision: www.microvision.com

    Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high resolution displays and imaging systems based on the company's proprietary silicon micromirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.
    Microvision has been working with Canon, BMW, the Electronics Research Lab of Volkswagen of America, Johnson & Johnson's Ethicon Endo Surgery subsidiary, Honda and others to develop a number of display and image capture product applications based on its proprietary scanned beam technology.

    About Lumera: www.microvision.com

    Lumera, a majority owned subsidiary of Microvision, Inc., is developing and commercializing a new class of electro-optic materials and devices that utilize proprietary polymer compounds and processing technologies. These new devices and materials are expected to dramatically improve performance and reduce costs of electro-optic components for telecommunications, phased array antenna systems, optical computing, optical signal processing and optical interconnects. The properties of these materials are also expected to enable new applications in other technologies such as organic light emitting diode displays, low k dielectrics and coating materials. Lumera expects to be able to sell and license its technology in a variety of forms, including custom polymer materials, coated wafers, and discrete and integrated component devices, both packaged and unpackaged. Additional information can be found at Lumera's web site at http://www.lumera.com.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production, future contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like "believes,""estimate," "expects," "anticipates," "target," "plans," "will", "could," "would" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes circumstances or any other reason.



                          Microvision, Inc.
                     Consolidated Balance Sheet
                           (In thousands)
                             (Unaudited)

                                                   June 30,  Dec. 31,
                                                     2003      2002
                                                  --------- ---------
Assets
Current Assets
   Cash and cash equivalents                        $9,275    $9,872
   Investment securities, available-for-sale         2,495     5,304
   Accounts receivable, net                          2,476     1,315
   Costs and estimated earnings in excess of
    billings on
      uncompleted contracts                          1,445     1,073
   Inventory, net                                      450       747
   Other current assets                              1,680     2,348
                                                  --------- ---------
      Total current assets                          17,821    20,659

Property and equipment, net                          6,509     7,672
Restricted investments                               1,269     1,356
Receivables from related parties, net                1,843     2,043
Other assets                                           358       537
                                                  --------- ---------
     Total assets                                  $27,800   $32,267
                                                  ========= =========


Liabilities, Minority Interests and Shareholders' Equity
Current Liabilities
   Accounts payable                                 $1,261    $1,462
   Accrued liabilities                               5,189     4,309
   Current portion of research liability             2,002         -
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                119       230
   Current portion of capital lease obligations         77        84
   Current portion of long-term debt                    67        63
                                                  --------- ---------
        Total current liabilities                    8,715     6,148

Research liability, net of current portion               -     1,025
Capital lease obligations, net of current portion       56        94
Long-term debt, net of current portion                 135       169
Deferred rent, net of current portion                  149       192
                                                  --------- ---------
        Total liabilities                            9,055     7,628
                                                  --------- ---------

Commitments and Contingencies                            -         -

Minority Interests                                   3,482     7,223
                                                  --------- ---------

Shareholders' Equity
    Common stock and paid-in capital               158,644   147,058
    Deferred compensation                           (1,072)   (1,490)
    Subscriptions receivable from related parties     (166)     (166)
    Accumulated other comprehensive income              52       121
    Accumulated deficit                           (142,195) (128,107)
                                                  --------- ---------
      Total shareholders' equity                    15,263    17,416
                                                  --------- ---------
      Total liabilities, minority interests and
       shareholders' equity                        $27,800   $32,267
                                                  ========= =========

                          Microvision, Inc.
                Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)

                               Three months ended  Six months ended
                                    June 30,            June 30,
                                 2003     2002      2003      2002

Revenue                         $4,511   $4,734    $8,048    $8,538

Cost of revenue                  2,201    2,195     3,610     4,006
                               -------- -------- --------- ---------
   Gross margin                  2,310    2,539     4,438     4,532
                               -------- -------- --------- ---------

Research and development
 expense                         6,079    5,960    12,879    13,329
Marketing, general and
 administrative expense          4,386    4,373     8,671     8,882
Non-cash compensation expense      452      398       917       913
                               -------- -------- --------- ---------
        Total operating
         expenses               10,917   10,731    22,467    23,124
                               -------- -------- --------- ---------

Loss from operations            (8,607)  (8,192)  (18,029)  (18,592)

Interest income                     91      281       214       619
Interest expense                   (10)     (11)      (24)      (29)
Loss on disposal of fixed
 assets                            (31)       -       (31)        -
Realized gain on sale of
 investment securities              12        -        39         -
Loss due to impairment of
 long-term investment                -     (624)        -      (624)
                               -------- -------- --------- ---------

Loss before minority interests  (8,545)  (8,546)  (17,831)  (18,626)

Minority interests in loss of
 consolidated subsidiary         1,853    1,898     3,743     3,752
                               -------- -------- --------- ---------

Net loss                       $(6,692) $(6,648) $(14,088) $(14,874)
                               ======== ======== ========= =========


Net loss per share before non-
 cash compensation expense      $(0.35)  $(0.46)   $(0.78)   $(1.05)
Non-cash compensation expense    (0.03)   (0.03)    (0.05)    (0.07)
                               -------- -------- --------- ---------

Net loss per share - basic and
 diluted                        $(0.38)  $(0.49)   $(0.83)   $(1.12)
                               ======== ======== ========= =========

Weighted-average shares
 outstanding -
   basic and diluted            17,799   13,530    16,878    13,287
                               ======== ======== ========= =========




    CONTACT: Microvision
             Brian Heagler (investors) 425/415-6794
             Matt Nichols (media) 425/415-6657